As filed with the Securities and Exchange Commission on August 29, 1996
No. 33 -____________
===============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                              ----------

                              FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ----------
                     PARALLEL PETROLEUM CORPORATION
           (Exact name of registrant as specified in its charter)

        DELAWARE                                           75-1971716
State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                        Identification Number)

    110 N. Marienfeld                                  Thomas R. Cambridge
       Suite 465                                     Chief Executive Officer
  Midland, Texas  79701                            110 N. Marienfeld, Suite 465
    (915) 684-3727                                      Midland, Texas  79701
(Address, including zip code, and                         (915) 684-3727
telephone number, including area code            (Name, Address, including zip
of Registrant's principal executive offices)       code, and telephone number,
                                                  including area code of agent
                                                           for service)


                                   Thomas W. Ortloff
                                Lynch, Chappell & Alsup
                               A Professional Corporation
                              300 N. Marienfeld, Suite 700
                                  Midland, Texas  79701
                                       (915) 683-3351
                                  ---------------------

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.  [   ]
     If any of the securities being registered on this form are to be offered on on a delayed or continuous basis pursuant to <rule 415 under the Securities
Act of 1933, other than securities offered only in connection with divided or interest reinvestment plans, ehck the following box. [ x ]



                            CALCULATION OF REGISTRATION FEE
==========================================================================================
                                        Proposed          Proposed
Title of Each Class     Amount          Maximum           Maximum
   of Securities        to be         Offering Price     Aggregate           Amount of
 to be Registered    Registered        Per Share(1)   Offering Price(1)  Registration Fee
- ------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share    64,415          $5.16          $332,382           $114.62
==========================================================================================

(1) Estimated solely for purposed of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of a share of Common Stock on August 23, 1996, as reported on the Nasdaq National Market System.
                             ____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================
<PAGE 1>

PROSPECTUS
                               64,415 Shares

                     PARALLEL PETROLEUM CORPORATION

                               Common Stock

     This prospectus ("Prospectus") relates to the offering and sale from time to time by the selling stockholder named in this Prospectus (the "Selling Stockholder") of 64,415 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Parallel Petroleum Corporation (the "Company"). All of the shares of Common Stock covered by this Prospectus are issuable upon the exercise of common stock purchase warrants (the "Warrants") which the Company sold to the Selling Stockholder in connection with the closing of the Company's private placement of Common Stock in February, 1995. The Warrants, which expire on February 8, 2000, are presently exercisable at $2.75 per share.

    The Company will not receive any proceeds from the sale of the Common Stock. The Company will receive proceeds to the extent any or all of the Warrants are exercised. If all of the Warrants are exercised, the Company will receive proceeds in the aggregate amount of approximately $177,141.

    The Selling Stockholder may offer and sell from time to time all or any part of theshares of Common Stock through agents, dealers, underwriters or market makers or directly to prospective purchasers. Such shares will be offered at the market price or at prices that may be negotiated by the Selling Stockholder at the time of sale. See "Plan of Distribution".

     The Company's Common Stock is quoted on the National Market System of the Nasdaq Stock Market under the symbol "PLLL". On August 26, 1996, the last sale price of the Common Stock, as reported on the Nasdaq Stock Market, was $5.31 per share.

     The Company is obligated, pursuant to a Warrant Purchase Agreement, dated February 8, 1995, to register the shares of Common Stock offered hereby and to pay all expenses incurred in connection with the registration of the Common Stock, except for brokerage and underwriting discounts and commissions associated with the sale of the Common Stock which will be paid by the Selling Stockholder. The fees and expenses payable by the Company in connection with the registration of the Common Stock are estimated to be approximately $6,615.00.
                                  __________

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" HEREIN.
                                  __________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of the Prospectus is ____________, 1996

<PAGE 2>

     No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference herein must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.


                          AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the
Regional Offices of the Commission located at Citicorp Center, 500 West
Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby (including all amendments or supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement contained herein is qualified in its entirety by such reference.

<PAGE 3>
               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by the Company with the Commission (File
No. 0-13305) pursuant to the Exchange Act are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

    (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

    (3) The Company's Proxy Statement, dated April 15, 1996, in connection with the Annual Meeting of Stockholders of the Company held on May 15, 1996;

    (4) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and

    (5) All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock.

    Any statement contained herein or in a document or information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement or this Prospectus or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request by such person, a copy of any and all of the information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). These documents are available upon request directed to Larry C. Oldham, President, Parallel Petroleum Corporation, 110 N. Marienfeld, Suite 465, Midland, Texas 79701; telephone number (915) 684-3727.

<PAGE 4>

                                  THE COMPANY

General

     The Company is engaged in the acquisition of, and the exploration for, development, production and sale of, natural gas and oil. Substantially all of the Company's business activities are carried out in Texas. These activities have been focused in the Permian Basin of west Texas, the onshore Gulf Coast area of Jackson and Wharton Counties in south Texas and in the Anadarko and Dalhart Basins of the Texas panhandle. Since September, 1994, the Company's principal area of activity has been in the Yegua and Frio gas trends of Jackson and Wharton Counties, Texas.

    The Company seeks to increase its reserve base, production and cash flow through a strategy that emphasizes a combination of exploratory drilling, disciplined use of three-dimensional seismic and other advanced exploration technology, acquisition of producing properties which are candidates for enhancement and/or exploration, and control of costs.

    At December 31, 1995, the Company's net proved reserves were estimated at approximately 26.1 billion cubic feet of natural gas and approximately 1.5 million barrels of oil. The Company's independent petroleum engineers have estimated the future net cash flows from the Company's proved reserves at December 31, 1995, to be approximately $46.8 million before income taxes, and the discounted amount of such cash flows at the same date, using a 10% discount factor, to be approximately $25.9 million before income taxes.

    During 1995, the Company participated in the drilling of 28 gross (4.30 net) wells. Of the total number of wells drilled in 1995, 24 gross (3.78 net) wells were drilled in the onshore Gulf Coast area of Jackson and Wharton Counties, Texas, and 19 were completed as producing wells and 5 were dry holes.

    At December 31, 1995, the Company owned interests in 149 gross (79.81 net) producing wells located in Texas and one gross (.25 net) producing well in Oklahoma. At that same date, the Company owned interests in 42,382 gross (24,168 net) developed acres in Texas and Oklahoma and 43,801 gross (5,054 net) undeveloped acres in Texas and New Mexico.

    The Company continually reviews and evaluates potential producing property acquisitions presented by independent landmen, geologists and engineers, as well as properties available for purchase from major oil companies and other independent oil and gas operators. While the Company generally prefers to acquire oil and gas properties that provide it with the ability to serve as operator of such properties, the Company frequently acquires non-operated interests in prospects which the Company believes will provide it with the opportunity to acquire significant additional reserves at low finding and development costs, such as the Company's non-operated interests in the Gulf Coast area of south Texas. At December 31, 1995, the Company was serving as operator of 85 wells in which it owned interests. Approximately 35% of the discounted present value of the Company's gas and oil reserves at December 31, 1995 is attributable to wells operated by the Company. As operator, the

<PAGE 5>

Company supervises the drilling and completion of wells and production therefro and the further development of surrounding properties. The operator of a well has significant control over its location and the timing of its drilling. In addition, the operator of a well receives fees from other working interest owners as reimbursement for the general and administrative expenses attendant to the operation of the wells.

    The Company was incorporated under the laws of Texas on November 26, 1979. On December 8, 1984, the Company was reincorporated under the laws of Delaware. The executive offices of the Company are located at 110 N. Marienfeld, Suite 465, Midland, Texas 79701 and its telephone number is (915) 684-3727.


Recent Developments

    In July, 1996, the Company entered into a loan agreement with Bank One, Texas, National Association to refinance the outstanding indebtedness under its existing loan agreement with its former bank lender, and to provide funds for working capital. The loan agreement provides for a revolving credit facility (the "Credit Facility") maturing in July, 2001. The Company may borrow up to the lesser of $30 million or the "borrowing base" in effect from time to time, which at August 16, 1996, was $19.5 million. Borrowings under the Credit Facility are secured by substantially all of the assets of the Company and bear interest, at the election of the Company, at a rate equal to (i) the bank's base rate or (ii) the bank's eurodollar rate plus a margin of 2.50%.
On August 16, 1996, the interest rate on outstanding borrowings in the principal amount of approximately $16 million was 8.25%. Interest on amounts outstanding under the Credit Facility is due on the last day of each month for loans bearing interest at the base rate and, in the case of loans bearing interest at the eurodollar rate, interest payments are due on the last day of each applicable interest period of one, two or three months, as selected by the Company at the time of borrowing.

    In July, 1996, the Company purchased from an unaffiliated third party a 22.0% working interest (approximately 19.0% net revenue interest) in the North Nena Lucia Unit in Nolan County, Texas. The purchase price paid for the interest was approximately $1 million, which was financed with borrowings under the Company's Credit Facility. After giving effect to the purchase of such additional interest, the Company owned a 56.0% working interest (approximately 49.0% net revenue interest). The North Nena Lucia Unit accounted for approximately 8.0% of the Company's proved reserves as of December 31, 1995.

    Since December 31, 1995, the Company has maintained its focus on acquiring and developing additional non-operated working interests in the Yegua and Frio gas trends along the Texas Gulf Coast. During the six-month period ended June 30, 1996, the Company participated in the drilling and completion of 17 gross (2.59 net) wells in this area, all of which were completed as producing wells. During 1995, the Company's average daily production of gas and oil was approximately 4.4 million cubic feet of gas and 363 barrels of oil, respectively. Due primarily to the Company's continued exploration and development activities in the Texas Gulf Coast area, the Company's average daily production for the six-month period ended June 30, 1996 increased to approximately 10 million cubic feet of gas and 670 barrels of oil.

<PAGE 6>

                                RISK FACTORS

    Prior to making an investment decision, prospective investors should consider carefully, together with the other information contained or incorporated by reference in this Prospectus, the following factors:

Dependence on Exploratory Drilling Activities and Reserve Replacement

    The success of the Company is dependent upon the success of its exploratory drilling activities and upon its ability to find, acquire and develop additional gas and oil reserves that are economically recoverable. Exploratory drilling is subject to numerous risks, including the risk that no commercially productive gas and oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected formations and drilling conditions, equipment failures or accidents, as well as weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Further, the Company's proved reserves decline as they are produced. Consequently, the Company must continually replace its gas and oil reserves and production through exploratory drilling, producing property acquisitions or other replacement activities.
There can be no assurance that the Company's replacement activities will result in additional reserve quantities sufficient to offset or exceed the quantities of reserves produced.

Operating Risks

    The Company's gas and oil operations are subject to all of the operating hazards and risks normally incident to drilling for and producing gas and oil, such as encountering unusual or unexpected formations and underground pressures, explosions, blowouts, environmental pollution, personal injury and other disasters which could result in substantial loss to the Company. As is customary in the industry, the Company maintains insurance against some, but not all, of these risks. The Company maintains general liability insurance, and obtains insurance against blowouts on a well-by-well basis, but it has not obtained insurance against such operating hazards as pollution risks. Should the Company sustain an uninsured loss or liability, its ability to operate may be materially adversely affected.

Concentration of Producing Properties

    At December 31, 1995, the Company owned interests in 150 gross (80.06 net) producing gas and oil wells. The Company has 16 gross (7.05 net) producing wells that represent approximately 47.0% of the discounted present value of the Company's total proved reserves at December 31, 1995. Any material harm to the current producing reservoirs or any significant governmental regulation with respect to the wells, including any curtailment of production or interruption of transportation of gas produced from the wells, could have a material adverse effect on the Company's liquidity and results of operations.

<PAGE 7>

Volatile Prices of Gas and Oil

    The Company's revenues, cash flow from operations, reserve valuations and profitability are substantially dependent upon prevailing prices for both gas and oil. Historically, gas and oil prices have been volatile, and they are likely to continue to be volatile in the future. Prices for gas and oil are subject to wide fluctuations in response to relatively minor changes in supply of and demand for gas and oil, market uncertainty and a variety of other factors that are beyond the control of the Company. These factors include political influences, the domestic and foreign supply of gas and oil, the level of consumer demand, weather conditions, domestic and foreign government regulations, the price and availability of alternative fuels, competition among producers of gas and oil and overall economic conditions.

    Estimated quantities of the Company's proved reserves and future net revenues are adversely affected by declines in gas and oil prices. Gas or oil price declines may also affect the Company's sources of financing, thereby reducing its ability to fund future exploration activities and acquisitions of gas and oil properties. As a further result of fluctuating gas and oil prices, the Company's capital requirements are significantly affected which, in turn, may adversely impact the Company's ability to formulate long-term objectives and then sustain long-term acquisition, drilling and production activities without interruption.

Competition

    The Company operates in a highly competitive environment. In seeking to acquire desirable properties suitable for exploration or acquisition, the Company faces intense competition from both major and independent gas and oil companies, as well as from numerous individual and institutional investors, drilling programs and other gas and oil investment funds. Many of these competitors have financial and other resources substantially in excess of those available to the Company.

Loss of Key Personnel and Advisors

    The success of the Company's business is highly dependent upon the services, efforts and abilities of Thomas R. Cambridge, the Chairman of the Board of Directors and Chief Executive Officer of the Company, and Larry C. Oldham, the President and a Director of the Company. The business of the Company could be materially and adversely affected if Mr. Cambridge or Mr. Oldham becomes unavailable for any reason. The Company does not have employment agreements with any of its officers or employees. The Company also believes that its operations are dependent to some degree upon outside advisors and consultants.

Capital Requirements and Liquidity

    The gas and oil industry is capital intensive. The Company's cash flow from operations and the continued availability of credit are subject to a number of variables, including the level of gas and oil the Company is able to produce

<PAGE 8>

from existing wells, the prices at which gas and oil are sold and the Company's
ability to locate and produce new reserves.   The Company can provide no
assurance that its cash flow from operations and present borrowing capacity will be sufficient to fund its anticipated capital expenditures and working capital requirements. The Company may from time to time seek additional financing, either in the form of increased bank borrowings, sales of the Company's debt or equity securities or other forms of financing. Except for the Company's loan agreement with its bank lender, the Company has no agreements for any such financing and there can be no assurance as to the availability or terms of any such financing.

Uncertainty of Reserve Estimates

    This Prospectus incorporates by reference to certain documents filed with the Commission, estimates prepared by the Company's independent petroleum engineers of the Company's gas and oil reserves and future net revenues from such reserves. The reserve data incorporated herein are estimates only, are subject to many uncertainties and are based in some cases on data gained from limited production histories and on engineering, geological, operational and cost assumptions, all of which are to some degree speculative. Accordingly, actual production and revenues may be less than estimated, which could result in substantial losses to the Company. In addition, gas and oil reserve estimates and future net revenue estimates are revised in subsequent periods to reflect production and other data obtained after the date of prior estimates. Downward revisions of the Company's estimated gas and oil reserves may adversely affect the Company's borrowing capacity or have an adverse impact on other financing arrangements.

No Dividends on Common Stock

    No dividends have ever been declared or paid on the Company's Common Stock, and the Company does not intend to pay cash dividends on its Common Stock in the foreseeable future. Net income from the Company's operations, if any, will be devoted to the Company's future operations. The payment of dividends on the Company's Common Stock is prohibited by the terms of the Company's loan agreement with its bank lender.

Government Regulation and Environmental Risks

    Legislation affecting the gas and oil industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the gas and oil industry, some of which carry substantial penalties for failure to comply. The regulatory burden on the gas and oil industry increases the Company's cost of doing business and, consequently, affects its profitability.

    The Company's operations are subject to extensive federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. Permits are required for various of the Company's operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and

<PAGE 9>

violations are subject to fines, injunctions or both. It is possible that increasingly strict requirements will be imposed by environmental laws and enforcement policies thereunder. The Company does not anticipate that it will be required in the near future to expend amounts that are material in relation to the Company's financial position or results of operations by reason of environmental laws and regulations, but because such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of such compliance.

    The Company believes that the gas and oil industry may experience increasing liabilities and risks under federal, state and local environmental laws, as a result of increased enforcement of environmental laws by various regulatory agencies. As an "owner" or "operator" of property where hazardous materials may exist or be present, the Company, like all others engaged in the gas and oil industry, could be liable for the release of any hazardous substances. Although the Company has not been subject to the imposition of "clean-up" orders by the government, the potential for sudden and unpredictable liability for environmental problems is a consideration of increasing importance to the Company and the gas and oil industry as a whole.


                     DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 40,000,000 shares of Preferred Stock, par value $.10 per share. At August 15, 1996, there were issued and outstanding 14,862,358 shares of Common Stock, and no shares of Preferred Stock were outstanding.

                            Common Stock

    Each share of Common Stock has one vote on all matters submitted to stockholders. Subject to the rights and preferences of any series of preferred stock which may be designated and outstanding from time to time, the holders of the Company's Common Stock are entitled to dividends when and if declared by the Board of Directors, and upon liquidation to share pro-rata in any and all assets remaining after the payment of corporate liabilities. The Company's Common Stock has no preemptive or other subscription rights, and outstanding shares of such stock are fully paid and nonassessable. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

    Since the Common Stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all the directors of the Company and, in that event, the holders of the remaining shares will not be able to elect any directors.

    The Transfer Agent and Registrar for the Common Stock of the Company is American Securities Transfer & Trust, Inc., Lakewood, Colorado.

<PAGE 10>

Preferred Stock

    The Board of Directors is empowered, without approval of the stockholders, to cause shares of its authorized Preferred Stock to be issued in one or more classes or series, with the number of shares of each class or series and the rights, preferences and limitations of each class or series to be determined by it. Among the specific matters that may be determined by the Board of Directors are the rate of dividends, redemption and conversion prices, terms and amounts payable in the event of liquidation and voting rights. Issuance of shares of Preferred Stock could involve dilution of the equity of the holders of Common Stock and further restrict the rights of such stockholders to receive dividends.

Anti-Takeover Provisions

    The certificate of incorporation of the Company and the Delaware General Corporation Law include provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check Preferred Stock, restrictions on business combinations and the availability of authorized but unissued Common Stock.

    Blank Check Preferred Stock. The certificate of incorporation authorizes blank check Preferred Stock. The Board of Directors can set the voting rights, redemption rights, conversion rights and other rights relating to such Preferred Stock and could issue such stock in either a private or public transaction.
In the event of any takeover attempt of the Company through tender offer, merger, proxy contest or otherwise, the Board could issue shares of its authorized Preferred Stock which could dilute the voting power of existing stockholders. Shares of Preferred Stock may, in the Board's sole determination, be issued with voting rights greater than one vote per share. Moreover, since the Board may, without stockholder approval, fix the voting powers, designations and preferences and other rights, qualifications, limitations and restrictions on its authorized but unissued shares of Preferred Stock, any Preferred Stock issued by the Board could be structured so as to impede or prevent any proposed undesired takeover. For these reasons, the ability of the Board of Directors of the Company to cause the issuance of one or more series of Preferred Stock could discourage hostile tender offers, mergers and other business combinations, proxy contests, and the removal of incumbent management.

Delaware Anti-Takeover Statute. Under Section 203 of the Delaware General Corporation Law, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date such stockholder became an interested stockholder, unless (1) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (2) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have the right

<PAGE 11>

to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (3) the business combination was approved by the board of directors of the corporation and ratified by 66-2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% of more of a Delaware corporation's voting stock.

Options and Warrants

    At August 15, 1996, stock options to purchase 1,126,250 shares of Common Stock were outstanding and held by the Company's directors, officers and employees and, excluding the Warrants described under "Selling Stockholder", warrants to purchase 300,000 shares of Common Stock were also outstanding at that same date. Each of such warrants, which were issued as part of the Company's initial public offering in 1980, may be exercised by the holder thereof to purchase one share of Common Stock at the price of $6.00 per share, commencing on the date a registration statement covering exercise is declared effective by the Securities and Exchange Commission, but for a period of 30 days only. The warrants expire upon conclusion of such 30-day exercise period. The warrants contain antidilution provisions so as to avoid dilution of the equity interests represented by the underlying Common Stock upon the occurrence of certain events such as share dividends and splits. In the event of liquidation, dissolution or winding up of the Company, holders of the warrants are not entitled to participate in the assets of the Company. Holders of the warrants have no voting rights.


                              USE OF PROCEEDS

    The Company will not receive any proceeds from this offering, except to the extent the Warrants are exercised. If all of the Warrants are exercised, the Company would receive up to approximately $177,141. The Company intends to use the proceeds from the exercise of the Warrants for working capital and general corporate purposes.


<PAGE 12>
                            SELLING STOCKHOLDER

    The 64,415 shares of Common Stock being offered by the Selling Stockholder are issuable upon the exercise of the Warrants in accordance with their terms. The exercise price and the number of shares of Common Stock to be acquired upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits or combinations, reclassifications, issuance or rights offering of shares of Common Stock at less than the then current market price, certain distributions of property to stockholders and certain mergers or reorganizations.

    The following table sets forth certain information as of August 15, 1996 with respect to the Common Stock beneficially owned and to be offered under this Prospectus from time to time by the Selling Stockholder.


                             Common Stock                                        Common Stock
                           Beneficially Owned                                    Beneficially Owned
                            Prior to Offering                                      After Offering
       Name of             ------------------                  Number            ------------------
       Selling                  Number                        of Shares         Number
     Stockholder              of Shares (1)      Percent      Offered(1)      of Shares      Percent
- ------------------------     --------------     ---------    -----------      ---------     ---------
San Jacinto Securities,          64,415            (2)         64,415               -            -
  Inc.

- ----------
(1) Such shares are issuable upon exercise of presently exercisable Warrants.

(2) Less than one percent, based on 14,862,358 shares of Common Stock outstanding as of August 15, 1996.

Transactions With Selling Stockholders

    San Jacinto Securities, Inc., the Selling Stockholder, has provided financial advisory and investment banking services to the Company since 1993, primarily in connection with private placements of the Company's Common Stock in 1993 and 1995. The Selling Stockholder has from time to time also acted as a market-maker in the Company's Common Stock and may act as a market-maker in the future. In October, 1993, the Company consummated the sale of 2,200,000 shares of Common Stock for an aggregate consideration of $3,300,000 and in February, 1995, the Company privately placed 644,150 shares of Common Stock for an aggregate consideration of $1,610,375. In consideration for the Selling Stockholder's services as a placement agent in the 1993 and 1995 private placements, the Company paid placement fees to the Selling Stockholder in the amount of $264,000 and $20,390, respectively. In connection with the 1995 private placement, the Selling Stockholder was also responsible for introducing the Company to the Company's principal placement agent and, in addition to the placement fees paid to the Selling Stockholder, the Company sold the Warrants to the Selling Stockholder, in its individual capacity, for $644.15. In its Warrant Purchase Agreement, dated February 8, 1995, with the Selling

<PAGE 13>

Stockholder, the Company granted certain registration rights, pursuant to which this Prospectus has been prepared. The Warrants, which expire on February 8, 2000, are not publicly traded and are not transferable except in limited circumstances.


                         PLAN OF DISTRIBUTION

    The shares of Common Stock offered hereby are being sold for the account of the Selling Stockholder. The shares may be sold from time to time by the Selling Stockholder, or by its pledgees, donees, transferees or other successors in interest. Such sales may be made on the NASDAQ National Market System, or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by any one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. The Selling Stockholder or its successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of shares of Common Stock, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market-making activities with respect to such shares for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-6, which may affect the timing of purchases and sales of any of the Common Stock by the Selling Stockholder or any such other person.
All of the foregoing may affect the marketability of the Common Stock and the ability of any person to engage in market-making activities with respect to the Common Stock.

    Under the Warrant Purchase Agreement, the Selling Stockholder will be indemnified by the Company to the extent that companies generally indemnify and hold harmless underwriters in connection with public offerings, including liabilities under the Securities Act.

<PAGE 14>

                             LEGAL MATTERS

    The legality of the Common Stock offered hereby will be passed upon for the Company by Lynch, Chappell & Alsup, a Professional Corporation, Midland, Texas. Thomas W. Ortloff, a shareholder in the firm of Lynch, Chappell & Alsup, is Secretary of the Company.

                                EXPERTS

    The financial statements of Parallel Petroleum Corporation as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1993 financial statements refers to a change in the method of accounting for income taxes.

     The estimated gas and oil reserve calculations and related calculations of Joe C. Neal & Associates, independent petroleum engineers, incorporated in this Prospectus by reference have been so incorporated in reliance upon the authority of such firm as an expert in petroleum engineering.


<PAGE 11-1>

                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The expenses of the offering are estimated to be as follows:

          Securities and Exchange Commission Registration Fee........$   115.00
          Legal Fees and Expenses....................................$ 5,000.00
          Accounting Fees and Expenses...............................$ 1,000.00
          Miscellaneous..............................................$   500.00
                                                                     ----------
             Total                                                   $ 6,615.00
                                                                     ==========
          All of the above expenses will be borne by the Company.

Item 15.  Indemnification of Directors and Officers.

    The Registrant has authority under Section 145 of the General Corporation Law of the State of Delaware to indemnify its officers, directors, employees and agents to the extent provided in such statute. Article Fourteenth of the Registrant's Certificate of Incorporation, referenced as Exhibit 4.1 hereto, provides for indemnification of the Registrant's officers and directors to the full extent provided in Section 145. Article X, Section 10.1, of the Registrant's Bylaws referenced as Exhibit 4.2 hereto, also provides for indemnification of the Registrant's officers, directors, employees and agents.

    Section 102 of the General Corporation Law of the State of Delaware permits the limitation of a director's personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except in certain situations including the breach of a director's duty of loyalty or acts or omissions not made in good faith. Article Fourteenth of the Registrant's Certificate of Incorporation limits directors' personal liability to the extent permitted by Section 102.

    Article X, Section 10.2, of the Registrant's Bylaws provides that the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify such person against such liability. Even though the Registrant may obtain directors and officers liability insurance in the future, the indemnification provisions contained in the Certificate of Incorporation of the Registrant would remain in place and such provisions will affect not only the Registrant, but its stockholders as well.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provision, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

<PAGE II-2>

Items 16. Exhibits.

Exhibit No.                   Description
- -----------            -----------------------
  4.1 Certificate of Incorporation of Registrant (Incorporated by reference to Exhibit 3.1 to Form 10-K of the Registrant for the fiscal year ended December 31, 1988).

  4.2 Bylaws of Registrant (Incorporated by reference to Exhibit 3.2 to Form 10-K of the Registrant for the fiscal year ended December 31, 1995).

  4.3 Certificate of Merger merging Parallel Petroleum Corporation, a Texas corporation, into Registrant (Incorporated by reference to Exhibit 4.1 to Form 10-K of the Registrant as filed with the Securities and Exchange Commission on April 1, 1985).

  4.4 Agreement and Plan of Merger dated July 17, 1984 between Parallel Petroleum Corporation, a Texas corporation, and the Registrant (Incorporated by reference to Exhibit 2.1 to Form S-1 of the Registrant (File No. 2-92397) as filed with the Securities and Exchange Commission on July 26, 1984, as amended by Amendments No. 1 and 2 on October 5, 1984 and October 25, 1984, respectively).

  4.5 * Warrant Purchase Agreement for the purchase of shares of Common Stock issued to San Jacinto Securities, Inc., dated February 8, 1995.

  5.1 * Opinion of Lynch, Chappell & Alsup, a professional corporation.

  23.1 *               Consent of Counsel (Included in Exhibit 5.1)

  23.2 *               Consent of Indepdent Public Accountants.

  23.3 *               Consent of Independent Petroleum Engineers.

  24.1 *               Power of Attorney (contained in page II-6 hereof).
- ---------------------
*    Filed herewith.

<PAGE II-3>

Item 17.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Actof 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities

<PAGE II-4>

and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, subit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

<PAGE II-5>

                              SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on August 28, 1996.

                                                PARALLEL PETROLEUM CORPORATION



                                               By: /s/ Thomas R. Cambridge
                                                  ----------------------------
                                                  Thomas R. Cambridge, Chairman
                                                  of the Board of Directors and
                                                  Chief Executive Officer



<PAGE II-6>

                            POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas R. Cambridge and Larry C. Oldham, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                               Title                    Date
- ---------                               -----                    ----

                            Chairman of the Board of Directors
/s/ Thomas R. Cambridge     and Chief Executive Officer         August 28, 1996
- -----------------------     (Principal Executive Officer)
Thomas R. Cambridge



/s/ Larry C. Oldham         Director, President and Treasurer   August 28, 1996
- -----------------------
Larry C. Oldham


/s/ Danny H. Conklin        Director                            August 28, 1996
- -----------------------
Danny H. Conklin


/s/ E. R. Duke              Director                            August 28, 1996
- -----------------------
E. R. Duke


/s/ Myrle Greathouse                                            August 28, 1996
- -----------------------     Director
Myrle Greathouse


/s/ Charles R. Pannill      Director                            August 28, 1996
- -----------------------
Charles R. Pannill



                          INDEX TO EXHIBITS

Exhibit
Number                                Exhibit
- -------    ---------------------------------------------------------------------

4.1 Certificate of Incorporation of Registrant (Incorporated by reference to Exhibit 3.1 to Form 10-K of theRegistrant for the fiscal year ended December 31, 1988).

4.2 Bylaws of Registrant (Incorporated by reference to Exhibit 3.2 to Form 10-K of the Registrant for the fiscal year ended December 31,
           1995).

4.3 Certificate of Merger merging Parallel Petroleum Corporation, a Texas corporation, into Registrant (Incorporated by reference to Exhibit 4.1 to Form 10-K of the Registrant as filed with the Securities and Exchange Commission on April 1, 1985).

4.4 Agreement and Plan of Merger dated July 17, 1984 between Parallel Petroleum Corporation, a Texas corporation, and the Registrant (Incorporated by reference to Exhibit 2.1 to Form S-1 of the Registrant (File No. 2-92397) as filed with the Securities and Exchange Commission on July 26, 1984, as amended by Amendments
           No. 1 and 2 on October 5, 1984 and October 25, 1984, respectively).

4.5*       Warrant Purchase Agreement for the purchase of shares of Common
           Stock issued to San Jacinto Securities, Inc., dated February 8, 1995.

5.1*       Opinion of Lynch, Chappell & Alsup, a professional corporation.

23.1*      Consent of Counsel (Included in Exhibit 5.1)

23.2*      Consent of Independent Public Accountants.

23.3*      Consent of Independent Petroleum Engineers.

24.1*      Power of Attorney (contained on page II-6 hereof).

- --------------------
*   Filed herewith.
<PAGE 1>
                                                             EXHIBIT NO. 5.1

                        LYNCH, CHAPPELL & ALSUP
                      A PROFESSIONAL CORPORATION
                              ATTORNEYS
                        THE SUMMIT, SUITE 700
                        300 NORTH MARIENFELD
                        MIDLAND, TEXAS 79701
                    TELEPHONE:  (915) 683-3351
                    FACSIMILE:  (915) 683-8346




August 28, 1996



Parallel Petroleum Corporation
110 North Marienfeld, Suite 465
Midland, Texas 79701

Gentlemen:

    In our capacity as counsel for Parallel Petroleum Corporation (the "Company"), we have reviewed the corporate proceedings of the Company in connection with the registration under the Securities Act of 1933, as amended, by the Company of 64,415 shares of the Company's common stock, $.01 par value (the "Common Stock"), on behalf of the selling stockholder as described in and pursuant to the Company's Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (herein referred to as the "Registration Statement").

    As the basis for the opinions hereafter expressed, we have examined copies of (i) the Company's Certificate of Incorporation, as amended, (ii) its bylaws, as amended, (iii) resolutions adopted by the Company's Board of Directors, and
(iv) such other corporate records and documents, certificates of corporate and public officials and statutes as we have deemed necessary for the purposes of this opinion. We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisite to the effectiveness thereof.

    On the basis of the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that:

    (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

<PAGE 2>
August 28, 1996

     (b) the 64,415 share of Common Stock that may be sold by the selling stockholder named in the Registration Statement have been duly and validly authorized by the Company and are legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statements made regarding our Firm and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement.
                                                LYNCH, CHAPPELL & ALSUP,
                                               a Professional Corporation



                                              By: /s/ Thomas W. Ortloff
                                                  --------------------------
                                                      Thomas W. Ortloff


<PAGE 1>
                                                              EXHIBIT NO. 10.1

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE "BLUE SKY" OR SECURITIES LAWS, AND CANNOT BE SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND ANY RESTRICTIONS IMPOSED HEREBY, AND WILL NOT BE TRANSFERRED OF RECORD UNLESS COMPLIANCE WITH SUCH LAWS AND RESTRICTIONS IS MET.


                                                              February 8, 1995


                      PARALLEL PETROLEUM CORPORATION

                        WARRANT PURCHASE AGREEMENT

San Jacinto Securities, Inc.
5949 Sherry Lane, Suite 960
Dallas, Texas  75225

Dear Sirs:

    Parallel Petroleum Corporation, a Delaware corporation (the "Company"), agrees to issue and sell to you warrants (the "Warrants") to purchase the number of shares of the Common Stock, $.01 par value (the "Common Stock"), of the Company as set forth herein, subject to the terms and conditions contained herein.

    1. Issuance of Warrants. The Warrants, which shall be in the form attached hereto as Exhibit A, shall be issued to you on the date hereof (the "Closing Date") concurrently with the execution hereof in consideration of the payment by you to the Company of the sum of Six Hundred Forty-Four Dollars and Fifteen Cents ($644.15) cash the receipt of which is hereby acknowledged. All of the Warrants shall provide that you, or such other holder or holders of the Warrants to whom transfer is authorized in accordance with the terms of this Agreement, shall have the right to purchase up to an aggregate of 64,415 shares of Common Stock of the Company for a purchase price of $2.75 per share (the "Purchase Price"). The term "Common Stock" shall mean the Common Stock, $.01 par value, of the Company, as constituted on the date hereof, and any stock or securities into which such Common Stock shall have been changed or any stock or securities resulting from any reclassification of such Common Stock. The shares of Common Stock purchasable upon exercise of the Warrants are sometimes herein called the "Warrant Stock". The number of shares, character and Purchase Price of the Warrant Stock are subject to adjustment as hereinafter provided. The term "Other Securities" means any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which holders of Warrants at any time shall be entitled to receive, or shall have

<PAGE 2>

received, upon the exercise of Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

    2.  Private Placement; Restricted Transferability.

    (a) The Warrant holder acknowledges that the Warrants and the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state blue sky or securities laws and that the Warrants and the Warrant Stock, or any part thereof, can be sold, transferred, assigned or otherwise disposed of only in compliance with applicable federal and state securities laws, and subject to the other restrictions contained herein.

    (b) The Warrant holder represents and warrants that the Warrants and the Warrant Stock are being or will be purchased for the investment account of such Warrant holder only. It is understood that a subsequent sale of the Warrants or Warrant Stock under certain circumstances might be deemed to constitute a distribution within the meaning of and require registration under the provisions of the Act.

    (c) The Warrant holders shall not sell, transfer or hypothecate the Warrants except:

         (1) To any person who, on the date of transfer, is an officer or director of San Jacinto Securities, Inc.;

         (2) To the executor, administrator or personal representative of any person referred to in (1) above in the event of the death or incapacity of such person;

         (3) To a successor to San Jacinto Securities, Inc. in a merger or consolidation;

         (4) To a purchaser of all or substantially all of the assets of San Jacinto Securities, Inc.; or

         (5) To the shareholders of San Jacinto Securities, Inc. or the shareholders or partners of the transferees of San Jacinto Securities, Inc., as provided in this paragraph, in the event of liquidation or dissolution.

    (d) Any certificates for Warrant Stock may have affixed thereon an appropriate legend as to the restrictions on transferability contained herein and in the Warrants unless, in the opinion of counsel for the Company, such legend would not be necessary and appropriate.

<PAGE 3>

    (e) Notwithstanding anything herein to the contrary, each certificate for Warrant Stock issued hereunder shall bear a legend reading substantially as follows (unless the Company receives an opinion of counsel satisfactory to it that such legend is not required in order to assure compliance with the Act or unless such registration(s) as would cause such shares to no longer be restricted have been effectuated):

    THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL (SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED.

    3.  Exercise of Warrants.

    (a) During the period commencing one year after the Closing Date and ending at 5:00 p.m. Dallas, Texas time on February 8, 2000, Warrants may be exercised from time to time as to all or any portion of the whole number of shares of Warrant Stock by the holder thereof upon surrender of the Warrant(s), accompanied by a subscription for shares to be purchased in the form attached hereto as Exhibit B and by cash or by a certified or bank cashier's check payable to the order of the Company in the amount obtained by multiplying the number of shares of Warrant Stock as to which the Warrant is being exercised (as so designated by the holder) by the Purchase Price, delivered to the Company at its principal office at 110 N. Marienfeld, Suite 465, Midland,
Texas 79701, and such holder shall thereupon be entitled to receive pursuant to Section 4 of this Agreement the number of shares of Warrant Stock to which such holder is entitled upon such exercise of the Warrant (subject to any adjustments in the number or character thereof required by Sections 6 and 7 of this Agreement) plus all other stock and Other Securities and property (including cash, where applicable) to which such holder is then entitled pursuant to Sections 6 and 7 of this Agreement.

    (b) Upon any partial exercise of Warrants, the Company at its expense will forthwith issue and deliver to or upon the order of the holder hereof a new Warrant or Warrants of like tenor, in the name of the holder thereof or as such holder (upon payment by such holder of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal to the number of such shares called for on the face of the Warrant minus the number of such shares which have previously been designated by the holder in the form of subscription at the end hereof in connection with previous exercises by the holder.

    (c) Each exercise of Warrants shall be deemed to have been effected immediately prior to the close of business on the date on which the Warrants shall have been surrendered to the Company in accordance with this Section 3, and at such time the person or persons in whose name or names any certificate for shares of Warrant Stock (or Other Securities) shall be issuable upon such

<PAGE 4>

exercise shall be deemed to have become the holder or holders of record thereof.

    Appropriate adjustments as provided in this Agreement shall be made in connection with the exercise of the Warrants to reflect any change in the number of shares of Warrant Stock or amount of Other Securities for which the Warrants may be exercised.

    4. Delivery of Stock Certificates, etc. on Exercise. As soon as practicable after the exercise of the Warrants in full or in part, and in any event within 30 days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the holder thereof, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and nonassessable shares of Warrant Stock (or Other Securities) to which such holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the Current Market Value on the date of exercise of one full share of such Warrant Stock (or Other Securities) together with any other stock or Other Securities and property (including cash, where applicable) to which such holder is entitled upon such exercise pursuant to Section 6 of this Agreement or otherwise. For purposes of the foregoing computation (and as elsewhere herein provided), the term "Current Market Value" means on the date of determination (a) in the case of any security traded on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), the closing price thereof on such date or, if none, then on the next preceding business day on which sales occurred, (b) in the case of any security traded over the counter the last sales price on such date if reported by the National Association of Securities Dealers Automated Quotation System (or other similar service including without limitation the National Quotation Bureau, Inc.) or, if none, then on the next preceding day on which sales prices, including without limitation, on the National Quotation Bureau, Inc. were reported, and (c) in the case of any other property (including the securities referred to in clause
(b) above, if no sales prices have been reported as therein specified), the value determined, in accordance with generally accepted accounting principles, by independent public accountants of national standing.

    5. Payment of Taxes, etc. The Company covenants and agrees that the shares of Warrant Stock delivered upon exercise of the Warrants shall, at the time of delivery for such shares of Warrant Stock, be validly issued and outstanding and fully paid and nonassessable shares of Common Stock. The Company further covenants and agrees that it will pay when due and payable any and all federal and state original issue taxes which may be payable in respect of the issue of the Warrants or any shares of Warrant Stock (or Other Securities) issuable upon the exercise of the Warrants.

    6. Protection Against Dilution. The Purchase Price for the shares of Warrant Stock and number of shares of Warrant Stock issuable upon exercise of the Warrants is subject to adjustment from time to time as follows:

<PAGE 5>

    (a) Stock Dividends, Subdivisions, Reclassifications, Etc. In case at any time or from time to time after the date of execution of this Agreement, the Company shall: (i) take a record of the then holders of its Common Stock for the purpose of entitling them to receive a dividend or a distribution on its shares of Common Stock payable in shares of its capital stock, whether in shares of Common Stock or capital stock of any other class; or (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares; or (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares, then, and in each such case, the Purchase Price then in effect shall be adjusted to that price determined by multiplying the Purchase Price in effect immediately prior to such event by a fraction (i) the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event, and (ii) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event; provided, however, that if such record date is fixed and such dividend or distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on the date originally fixed for the payment of such dividend or the making of such distribution and thereafter the Purchase Price shall be adjusted pursuant to this paragraph 6(a) at the time of actual payment of such dividends or distributions.

    (b) Issuance of Options, Rights, Warrants, Etc. In case at any time or from time to time after the date of execution of this Agreement, the Company shall issue options, rights, warrants or other securities entitling the holder or holders thereof to subscribe for, or purchase shares of, Common Stock without consideration or at a price (which shall include the per share amount of consideration, if any, paid to the Company for the issuance of such options, rights, warrants or other such securities) per share less than the Current Market Value per share on the record date for the issuance of such options, rights, warrants or other securities, then the Purchase Price in effect on the date immediately prior to such record date shall immediately be adjusted to a price equal to the quotient obtained by dividing:

         (i) An amount equal to the sum of (A) the number of shares of Common Stock issued and outstanding on such record date multiplied by the Purchase Price in effect on the date immediately prior to such record date and (B) the aggregate consideration to be received by the Company if all such options, rights, warrants or other securities were exercised, by

         (ii) An amount equal to the sum of (A) the number of shares of Common Stock issued and outstanding on such record date and (B) the number of shares issuable upon exercise of such options, rights, warrants or other securities (in each case increased or decreased to the extent that the number of such shares shall have been increased by a dividend or distribution or by a subdivision or combination in accordance with subsection (a) above);

<PAGE 6>

    provided, however, that such adjustment shall be made only if the aforesaid quotient shall be less than the Purchase Price in effect immediately prior to the issue of such options, rights, warrants or other securities. If the record date for the issuance by the Company of any such options, rights, warrants or other such securities is fixed and such issuance is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on the date originally fixed for such issuance and thereafter the Purchase Price shall be adjusted pursuant to this paragraph 6(b) at the time of actual issuance of such options, rights, warrants or other such securities. If any of such options, rights, warrants or other such securities shall expire without having been exercised, then the Purchase Price shall be recomputed as of the close of business of the date of such expiration to the Purchase Price which would have been in effect had an adjustment been made on the basis that the only additional shares of Common Stock so issued pursuant to the issuance of such options, rights, warrants or other such securities were such additional shares of Common Stock, if any, actually issued or sold upon the exercise of such options, rights, warrants or such other securities and the maximum number of such additional shares of Common Stock still issuable upon the exercise of such options, rights, warrants or other such securities that have not expired and the Company shall be deemed to have received as consideration for the issuance of such additional shares of Common Stock an amount equal to the total amount of consideration, if any, received by the Company for the issuance and sale of the options, rights, warrants or other such securities, whether exercised or not and whether they have expired or not, plus the amount of consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such options, rights, warrants or other securities) upon the exercise of such options, rights, warrants or other securities so exercised for additional shares of Common Stock, plus the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such options, rights, warrants or other securities) upon the exercise of such outstanding options, rights, warrants or other securities that have not yet expired; provided, however, that any such adjustment pursuant to this sentence shall not increase the then Purchase Price to a level above the Purchase Price in effect immediately prior to the issuance or sale of such options, rights, warrants or other such securities, taking into account any interim adjustments prescribed by Section 6 hereof.

    (c) Issuance of Additional Shares of Common Stock. In case at any time or from time to time after the Closing Date, the Company shall issue or sell any shares of its Common Stock for a consideration per share less than the Current Market Price, then the Purchase Price upon each such issuance shall be adjusted to that price determined by multiplying the per share Purchase Price in effect immediately prior to such event by a fraction:

         (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional

<PAGE 7>

    shares of Common Stock plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued would purchase at the Current Market Price, and

         (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus the number of such additional shares of Common Stock so issued.

    The provisions of this subparagraph shall not apply to any additional shares of Common Stock which are distributed to holders of Common Stock as a stock dividend or subdivision, for which an adjustment is provided for under subparagraph (a) above. No adjustment of the per share Purchase Price shall be made under this subparagraph upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights, if any such adjustment shall previously have been made upon the issuance of such warrants, options or other rights pursuant to subparagraph (b) of this paragraph 6.

    (d) Extraordinary Dividends. In case the Company shall declare a dividend upon its Common Stock (except a dividend payable in Common Stock referred to in subsection (a)(i) of this Section 6) payable otherwise than out of earnings, retained earnings, surplus or earned surplus, the Purchase Price in effect immediately prior to the declaration of such dividend shall be reduced by an amount equal: in the case of a dividend in cash, to the amount thereof payable per share of the Common Stock; or, in the case of any other dividend, to the fair market value thereof per share of the Common Stock as determined in good faith by the Board of Directors of the Company. Such reductions shall take effect as of the date on which a record is taken for the purpose of such dividend, or, if a record is not taken, the date as of which the holders of Common Stock of record entitled to such dividend are to be determined. If such record date is fixed and such dividend is not fully made on the date originally fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on the date originally fixed for the payment of such dividend and thereafter the Purchase Price shall be adjusted pursuant to this paragraph 6(d) at the time of actual payment of such dividends.

    (e) Adjustment of Number of Shares Purchasable. When any adjustment is required to be made in the Purchase Price under paragraphs 6(a), 6(b) and 6(c), the number of shares of Common Stock issuable upon exercise of the Warrants shall be changed (to the nearest full share) to the number of shares determined by dividing (i) an amount equal to the number of shares issuable pursuant to the exercise of the Warrants immediately prior to the adjustment, multiplied by the Purchase Price in effect immediately prior to the adjustment, and then divided by (ii) the Purchase Price in effect immediately after such adjustments.

<PAGE 8>

     (f) Minimum Adjustment. Except as hereinafter provided, no adjustment of the per share Purchase Price hereunder shall be made if such adjustment results in a change of the per share Purchase Price then in effect of less than $.05 thereof. Any adjustment of less than $.05 of any per share Purchase Price shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with adjustment or adjustments so carried forward, amounts to $.05 of the per share Purchase Price then in effect or more.

    (g) Limitation on Adjustment. Notwithstanding any provision herein to the contrary, no adjustment of the Purchase Price or number of shares of Warrant Stock issuable upon exercise of the Warrants shall be made as a result of or in connection with:

         (i) the issuance of shares of Common Stock pursuant to the exercise of any options, warrants or rights which are outstanding on the date hereof;

         (ii) the issuance or exercise of any options, warrants or rights or shares of Common Stock to officers, directors or employees of the Company pursuant to any stock option, stock purchase, stock bonus or other employee or director benefit plan approved by the Board of Directors of the Company; or

         (iii) the issuance or exercise of any options, warrants or other rights to purchase Common Stock to Rauscher Pierce Refsnes, Inc. or the Warrant holder.

    7.  Other Adjustments.

    (a) In the event of any reorganization or consolidation of the Company with, or any merger of the Company with or into, another corporation (other than a reorganization, consolidation or merger in which the Company is a surviving corporation) or in case of any sale or transfer to another corporation of all or substantially all of the assets of the Company, the corporation resulting from such reorganization or consolidation or surviving such merger or to which such sale or transfer shall be made, as the case may be, shall make suitable provision (which shall be fair and equitable to the holders of the Warrants) and shall assume the obligations of the Company hereunder (by written instrument executed and mailed to each holder of the Warrants then outstanding) pursuant to which, upon exercise of the Warrants, at any time after the consummation of such reorganization, consolidation, merger or conveyance, the holder shall be entitled to receive the stock or Other Securities or property which such holder would have been entitled to upon consummation if such holder had exercised the Warrants immediately prior thereto.

    (b) The Purchase Price shall be adjusted to the extent necessary to appropriately and equitably, as nearly as possible, reflect the events described in this Section 7.

<PAGE 9>

    8. No Impairment. The Company will not, by amendment of its articles or certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution or similar action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or of the Warrants, but will at all times in good faith assist in the carrying out of such terms to the extent necessary or appropriate in order to protect the rights of the holders under the terms of this Agreement and the Warrants. In this regard, the Company (a) will not increase the par value of any shares of stock receivable upon exercise of the Warrants above the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock upon the exercise of the Warrants from time to time, and (c) will not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge or liquidate into any other person or permit any other person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and be bound by all the terms of this Agreement and the Warrants.

    9. Certificate as to Adjustments. In each case of an adjustment or readjustment in the Purchase Price the Company will promptly cause its principal financial officer to compute such adjustment or readjustment in accordance with the terms of this Agreement and mail to each holder of the Warrants a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

    10.  Notices of Record Date, etc.  In the event of:

    (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

    (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of Company to or consolidation or merger of the Company with or into any other person; or

    (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such event, the Company will mail or cause to be mailed to the holders of record of the Warrants as of a date which shall not be more than twenty (20) days prior to the date of such notice a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the date or expected date on

<PAGE 10>

which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place and the time, if any is to be fixed, as of which the holder of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up.

    11. Reservation of Stock, etc. The Company will at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrants, all shares of Common Stock (or Other Securities) from time to time issuable upon the exercise of the Warrants at the time outstanding. All shares of Common Stock issuable upon the exercise of the Warrants shall be duly authorized, validly issued, fully paid and nonassessable with no liability on the part of the holders thereof.

    12. Exchange of Warrants. Upon the surrender for exchange of the Warrants, properly endorsed, to the Company, the Company at its expense will (subject to the provisions of Section 2(c)) issue and deliver to or upon the order of the holder thereof a new Warrant or Warrants of like tenor, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock called for on the face or faces of the Warrant or Warrants so surrendered.

    13. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrants and, in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or, in the case of any banking or other financial institution, an indemnity agreement, reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of the Warrants, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant or Warrants of like tenor.

    14. Warrant Agent. The Company may, by written notice to each holder of Warrants, appoint an agent for the purpose of issuing Warrant Stock (or Other Securities) upon the exercise of the Warrants pursuant to Section 3, exchanging Warrants pursuant to Section 13, and replacing Warrants pursuant to Section 13, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

    15.  Required Registration.

    (a) Subject to the provisions of this Section 15, at any time after the exercise in full of all of the Warrants, the holders of not less than eighty percent (80%) of the Warrant Stock may make a written request to the Company requesting that the Company register the Warrant Stock with the Securities and Exchange Commission (the "Commission") under the Act and effect the registration or qualification or filing for exemption under the Act and applicable state

<PAGE 11>

law of such Warrant Stock, and the Company shall promptly give written notice to each holder of Warrant Stock of a proposed registration or qualification or filing for exemption and shall, subject to the further conditions of this
Section 15, as expeditiously as possible, endeavor, in good faith, to use its best efforts to effect any such registration or qualification or filing for exemption for all of the Warrant Stock owned by the holders thereof who shall have advised the Company in writing within 30 days after the giving of such written notice by the Company of their desire to have their Warrant Stock registered or qualified or exempted, and the Company will keep effective such registration, qualification, exemption, notification or approval for such period, not to exceed nine months, as may be necessary to effect sales or disposition of the Warrant Stock.

    (b) The Company shall not be required to register, qualify, file or effect any registration, qualification or exemption of the Warrant Stock pursuant to subparagraph (a) above:

         (1)  at any time after the fifth anniversary of the Closing Date;

         (2)  on more than one occasion;

         (3) as to Warrant Stock sold or otherwise disposed of in any manner to a person which, by virtue of the terms of this Agreement, is not entitled to the rights provided by this Section 15; or

         (4) as to Warrant Stock eligible for sale pursuant to Rule 144 under the Act, or any similar rule that may hereafter be adopted.

     (c) If at any time or from time to time during the effectiveness of a registration statement filed pursuant to subparagraph (a) above (the "Registration Statement"), the Company is engaged in or proposes to engage in
(i) a registered public offering of securities of the Company or (ii) any other activity which, in the good faith determination of the Board of Directors of the Company, would be adversely affected by offers or sales of the Warrant
Stock pursuant to the Registration Statement to the detriment of the Company, then the holders of the Warrant Stock shall, upon the written request of the Company, cease making offers and sales of the Warrant Stock pursuant to the Registration Statement (including sales pursuant to Rule 144 under the Act) for the period of time specified by the Company, which period shall not (i) in the case of a registered public offering, exceed the period beginning ten days prior to the effective date of the registration statement relating to such offering and ending 180 days after such effective date, and (ii) in case of any other activity, exceed the period beginning ten days prior to, and ending 180 days after, the date of commencement of such other activity. Each holder of Warrant Stock agrees to enter into such further agreements with the Company or any underwriter of securities of the Company deemed necessary by the Company or any such underwriter to carry out the purposes of this subparagraph
(c). The period of time that the Company is obligated to maintain the effectiveness of the Registration Statement hereunder shall be tolled during

<PAGE 12>

the period holders of the Warrant Stock must cease making offers and sales of the Warrant Stock pursuant to the Company's request under this subparagraph (c).


    (d) In connection with the registration of the Warrant Stock pursuant to this Section 15, each holder of the Warrant Stock whose shares are being registered shall furnish the Company with information concerning such holder and the proposed sale or distribution as shall be required for use in the preparation of the Registration Statement and related applications. The Company shall not be required to use its best efforts to register, or maintain the effectiveness of any registration of, Warrant Stock under the Act or the securities or blue sky laws of any states unless and until the holder of such Warrant Stock furnishes to the Company such information regarding such holder and its Warrant Stock and the intended method of disposition of such Warrant Stock as the Company may reasonably request in order to satisfy the requirements applicable to such registration.

    (e) Notwithstanding anything to the contrary in subparagraphs (a) or (b) of this Section 15, the Company shall in no event be obligated to qualify to do business in any jurisdiction where it is not so qualified or to take any action that would subject it to taxation or to service of process in any state where it is not otherwise subject to such taxation or service of process.

    (f) All expenses, disbursements and fees (including, without limitation, fees and expenses of counsel, auditing fees, printing expenses, registration and filing fees and blue sky fees and expenses, but excluding any underwriting discounts or commissions) incurred in connection with the registration by the Company of any shares for any holder of the Warrant Stock under subparagraph
(a) above shall be borne by the Company.

    (g) The rights and obligations of the Warrant holders under this Section 15 may not be assigned or transferred to any person without the prior written consent of the Company.

    16.  Indemnification; Contribution.

    (a) The Company will indemnify and hold harmless each holder of Warrant Stock registered pursuant to this Agreement with the Commission, or under any blue sky law or regulation, against any losses, claims, damages or liabilities, joint or several, to which such holder may become subject under the Act or otherwise, but only to the extent that such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, registration statement, prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such holder for any legal or other expenses reasonably incurred by such holder in connection with investigating or defending any such action or claim; provided, however, that the Company shall not be liable in any such case to the

<PAGE 13>

extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such document, in reliance upon and in conformity with written information furnished to the Company by any holder expressly for use therein.

    (b) Each holder of Common Stock registered pursuant to this Agreement will indemnify and hold harmless the Company against any and all losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, registration statement or prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any such document, in reliance upon and in conformity with written information furnished to the Company by such holder expressly for use therein, or in a document to be filed with the Commission or any state securities commission.

    (c) Promptly after receipt by an indemnified party under subsections (a) or (b) of this Section 16 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under either such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under either of such subsections. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to assume the defense thereof by notice in writing to the indemnified party. After receipt of written notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under either of such subsections for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation incurred prior to the assumption by the indemnifying party.

    (d) If the indemnification provided for in this Section 16 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or
(b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the holder or holders from this Agreement and from the offering of the shares of Warrant Stock. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if


<PAGE 14>

the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the holders in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the holders agree that it would not be just and equitable if contribution pursuant to this subparagraph (d) were determined by pro rata allocation (even if the holders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subparagraph
(d). Except as provided in subparagraph (c) of this Section 16, the amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding any provision in this subparagraph (d) to the contrary, no holder shall be liable for any amount, in the aggregate, in excess of the net proceeds to such holder from the sale of such holder's shares (obtained upon exercise of Warrants) giving rise to such losses, claims, damages or liabilities.

    (e) The obligations of the Company under this Section 16 shall be in addition to any liability which the Company may otherwise have at law or in equity.

    17. Remedies. The Company stipulates that the remedies at law of the holders of the Warrants in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Agreement or the Warrants are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

    18. Negotiability, etc. The Warrants are issued upon the following terms, to all of which each holder or owner thereof by the receipt and holding thereof consents and agrees:

    (a) subject to Section 2 and Section 15(g) hereof, title to the Warrants and all rights thereunder may be transferred in whole or in part, without charge to the holder thereof (except for transfer taxes), by endorsement (by the holder thereof executing the form of assignment at the end thereof) and delivery in

<PAGE 15>

the same manner as in the case of a negotiable instrument transferable by endorsement and delivery;

    (b) subject to Section 2 and Section 15(g) thereof, any person in possession of Warrants properly endorsed is authorized to represent himself as absolute owner thereof and is empowered to transfer absolute title thereto by endorsement and delivery thereof to a bona fide purchaser thereof for value; each prior taker or owner waives and renounces all of his or its equities or rights in the Warrants in favor of each such bona fide purchaser, and each bona fide purchaser shall acquire absolute title thereto and to all rights represented thereby; and

    (c) until the Warrants are transferred on the books of the Company, the Company may treat the registered holder thereof as the absolute owner thereof for all purposes, notwithstanding any notice to the contrary.

    19. Notices. All notices and other communications from the Company to the holders of Warrants shall be mailed by first class mail, postage prepaid, at such address as may have been furnished to the Company in writing by each such holder, or, until an address is so furnished, to and at the address of the last holder of Warrants who has so furnished an address to the Company.

    20. Not Stockholders. The holders of the Warrants shall not, by virtue of ownership of the Warrants, be entitled to any rights whatsoever of a stockholder of the Company but shall, upon written request to the Company, be entitled to receive quarterly or annual reports, or any other reports to stockholders, of the Company.

    21. Successors and Assigns; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and San Jacinto Securities, Inc. and their respective successors and permitted assigns.

    22. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the remainder of this Agreement.

    23. Miscellaneous. This Agreement and the Warrants and any term hereof or thereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement and the Warrants shall be construed and enforced in accordance with and governed by the laws of the State of Texas, except that they shall be construed and enforced in accordance with and governed by the laws of the Company's state of domicile with respect to matters of corporate law relating to the Company. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

<PAGE 16>

    24. Definition. All references to the word "you" and to "San Jacinto Securities, Inc." in this Agreement shall be deemed to apply with equal effect to any persons or entities to whom Warrants have been transferred in accordance with the terms hereof, and, where appropriate, to any persons or entities holding shares of Warrant Stock issuable upon exercise of Warrants.

Dated:  February 8, 1995.

                                             PARALLEL PETROLEUM CORPORATION



                                            By: /s/ Larry C. Oldham
                                               ----------------------------
                                              Larry C. Oldham, President


Accepted as of the 8th day
of February, 1995.

SAN JACINTO SECURITIES, INC.


By: /s/ Kenneth R. Etheredge
    -----------------------------
    Name:  Kenneth R. Etheredge
    Title: President



<PAGE A-1>

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL (SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED.

                                                                     EXHIBIT A

Warrant No. ______

                      PARALLEL PETROLEUM CORPORATION

                      COMMON STOCK PURCHASE WARRANT

     THIS IS TO CERTIFY that                                     , or its
assigns as permitted in that certain Warrant Purchase Agreement dated February 8, 1995 (the "Warrant Purchase Agreement"), between the Company (as hereinafter defined) and San Jacinto Securities, Inc., is entitled to purchase at any time or from time to time on and after February 8, 1996 until 5:00 p.m., Dallas, Texas time, on February 8, 2000, up to ___________ shares of Common Stock, $.01 par value, of Parallel Petroleum Corporation (the "Company"), at a Purchase Price per share as set forth in the Warrant Purchase Agreement. This Warrant is issued pursuant to the Warrant Purchase Agreement and all rights of the holder of this Warrant are further governed by, and subject to, the terms and provisions of such Warrant Purchase Agreement, copies of which are available upon written request to the Company. The holder of this Warrant and the shares issuable upon the exercise hereof shall be entitled to the benefits, rights and privileges and subject to the obligations, duties and liabilities provided in the Warrant Purchase Agreement.

    Subject to the provisions of the Warrant Purchase Agreement, and hereof, this Warrant and all rights hereunder are transferable, in whole or in part, but only to the extent expressly permitted in the Warrant Purchase Agreement and herein and then only at the principal office of the Company at One Marienfeld Place, 110 N. Marienfeld, Suite 465, Midland, Texas 79701,
Attention: President (or at any other principal office of the Company of which the Company shall have provided written notice to the holder hereof), by the holder hereof or by a duly authorized attorney-in-fact, upon surrender of this Warrant duly endorsed, together with an Assignment hereof. Until transfer hereof on the books of the Company, the Company may treat the registered holder hereof as the sole owner hereof for all purposes.

    IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and its corporate seal to be hereunto affixed by its proper corporate officers thereunto duly authorized.

<PAGE A-2>

                                         PARALLEL PETROLEUM CORPORATION

                                         By:_______________________________
                                            Name:__________________________
                                            Title:_________________________

Attest:


_________________________________
Secretary


(Seal)






<PAGE A-3>

                             FORM OF ASSIGNMENT


                  [To be signed only upon transfer of Warrant]


     For value received, the undersigned hereby sells, assigns and transfers unto __________________________________________ the right represented by the within Warrant to purchase _______________________ shares of Common Stock of Parallel Petroleum Corporation to which the within Warrant relates, and appoints __________________________ his attorney-in-fact to transfer such right on the books of Parallel Petroleum Corporation with full power of substitution in the premises.



Dated:  ________________, 199__.




                                        ____________________________________


                                        ____________________________________



<PAGE B-1>
                                                                     EXHIBIT B


                            FORM OF SUBSCRIPTION

        (To be signed only upon exercise of all or any part of the Warrant)



To Parallel Petroleum Corporation:


    The undersigned, as the holder of Warrant No. _____________, hereby irrevocably elects to exercise the purchase right represented by such Warrant, and to purchase thereunder *___________shares of Common Stock of Parallel Petroleum Corporation and herewith makes payment in cash or by certified check or bank cashier's check of $_____________therefor, and requests that a certificate for such shares be issued in the name of, and delivered to the undersigned.



Dated:________________


                               ____________________________________________
                               (Signature must conform in all respects to name of holder as specified on the face of the Warrant)


                               ____________________________________________
                               (Address)

- --------------------
* Insert here the number of shares set forth on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case WITHOUT MAKING ANY ADJUSTMENT for additional Common Stock or any Other Securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.




                                                                Exhibit 23.2

                      Consent of Independent Accountants


The Board of Directors
Parallel Petroleum Corporation:


We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report on the financial statements of Parallel Petroleum Corporation for 1993 refers to a change in the method of accounting for income taxes.




                                                     /s/ KPMG PEAT MARWICK LLP

Midland, Texas
August 28, 1996


                                                                  Exhibit 23.3

                 Consent of Independent Petroleum Engineers


    As independent petroleum engineers, we hereby consent to the incorporation by reference in this Registration Statement of our estimates of reserves, included in the Annual Report on Form 10-K of Parallel Petroleum Corporation for the fiscal year ended December 31, 1995, and to all references to our firm included in this Registration Statement.




                                                 /s/  JOE C. NEAL & ASSOCIATES


Midland, Texas
August 28, 1996